Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 205217) pertaining to the Sunrun Inc. 2015 Equity Incentive Plan and Sunrun Inc. 2015 Employee Stock Purchase Plan of our reports dated February 28, 2019, with respect to the consolidated financial statements of Sunrun Inc. and the effectiveness of internal control over financial reporting of Sunrun Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 28, 2019 and as amended on March 5, 2019.
/s/ Ernst & Young LLP
San Francisco, California
May 8, 2019